Exhibit 11.2

Consent of Independent Auditor

TerraCycle US, Inc.

Trenton, New Jersey

We hereby consent to the inclusion in this Offering Circular of our report dated August 24, 2017 relating to the consolidated financial statements of TerraCycle US, LLC, which is contained in such Offering Circular.

/s/ BDO USA, LLP

August 24, 2017

Woodbridge, New Jersey